Exhibit 99.1

From:“I AM les .” <profpaull@hotmail.com>

Date:February 4, 2021 at 8:08:16 AM CST

To:Stephen Squires <ssquires@quantummaterialscorp.com>

Subject:Pasaca Merger Filing

Morning Stephen

This is from me personally, as a friend and one who has been with you financially, emotionally, and physically over the last 12 months +.

While you have been immersed in volumes of work to move the Pasaca merger to close I have tried to keep the QMVT investors sensitive to the lack of assistance you have to function on the CEO duties surrounding your position. However, because the QMVT investors and BOD now are aware that the fundamental elements behind the Pasaca merger, as filed with the SEC on February 1, 2021, which appear to be in violation of disclosure of QMVT rights to patents being held as collateral, contingent liabilities to QMVT for sales revenue, per the Consulting Agreement. and no mention of the QMVT option to provide $2.0 million payment for 66,666,666 additional shares of QTMM stock, and apparent disregard for other QMVT agreements., there is greater concerns and urgency for a remedy. As a result of the above, but not limited to those set-out, I have been put in a conflicted position of being Managing Partner for QMVT and serving as a Board Member for QMC. Furthermore, the filing documents state that Pasaca will “expand the BOD from three members to five.” This is one of many inaccurate statements, as there are currently five directors.

My pledge was and will be, to provide professional, ethical, and honorable service and guidance for QMVT and QMC. Inasmuch as I am a Board Member for QMC, have requested numerous times to receive data about the Pasaca merger, had no formal BOD meetings, requested and not received financial updates on QMC, and after numerous requests to resolve breaches of the QMVT Consulting Agreement dated February 11, 2020, wherein hiring of personnel and business development was usurped from QMVT, and your statement that “Pasaca had no problem with the current QMVT Agreements”, does not appear to be accurate, I have been pushed into a compromised position. It is with a heavy heart I herewith resign my position as a board member for QMC effective this 4th day of February 2021.

The QMVT advisory board and investors have requested a permanent solution to remedy the current divide concerning the legality of the QMVT Agreements and lack of disclosure of said agreements on Form 8-K filing with the SEC. concerning the Pasaca merger. To avoid a greater divide between QMVT and QMC I provided for a meeting on or before the close of business tomorrow, to remedy a potentially catastrophic situation. In a final effort to arrive at a mutually agreeable method to remedy the current division between QMC and QMVT, I respectfully request you will honor a request to personally meet on or before the close of business Friday, February 5, to arrive at an acceptable exit of QMVT from the current contract debacle. Without making this problem a priority to resolve quickly, I am left with few options. The 8-K filing was not as expected as to disclosures concerning the QMVT agreements which astute investors thought would be set forth. The urgency of the meeting to arrive at an acceptable resolution is critical.

While I am personally responsible for several active contracts between QMC and third-party entities, I trust that my guidance and direction to bring said contrast to commercialization for QMC, will not be interrupted. David Vinson and Gerald Lindenmuth have requested conversions of their Convertible Note to shares, as have Cindi Brooks and I. PopUpRx appears very viable and is awaiting your signature signing the addendum for their contract. It is my intention to continue my dedication to moving all contracts I provided QMC to fruition, as well as future ones I am currently involved. I am meeting again today with the Positive I.D. police task force to track and trace their ammo. The Reseller Agreement is also in your hands to sign.

Knowing all executives must make decisions about priorities in their business environment, I hope and pray you will make QMVT a priority before the end of business Friday. Very sorry we are in this situation.

Respectfully

Les

> On Feb 3, 2021, at 7:34 PM, Stephen Squires <ssquires@quantummaterialscorp.com> wrote:

>

> Many Thanks. Some much more in the process of closing.

>

>> On Feb 2, 2021, at 6:38 PM, Les Paull <les.paull@quantummaterialscorp.com> wrote:

>>

>> Great work getting Pasaca merger closed. Hoping and wishing you all the best.

>>

>> Sent from my iPhone

>>

>> Dr. Les Paull